Exhibit (c)(2)(C)

EXHIBIT 99(c)(2)(c)

Project Storage Marketing Update for the Special Committee March 8, 2004 Strictly Private and Confidential

Marketing Status Update

Review of Interested Parties

Company Name	CA Sent	OM Sent	Comments
Centre Partners Management LLC/Salton Inc.	✓	✓	Remain interested, although feedback has been limited. Aware of bid deadline.
Cerberus Group	✓	✓	Have interest. Aware of bid deadline. Special situation investors, including distressed debt.
Gordon Brothers Group	✓	✓	Had call with management. Feedback limited, but still interested. Aware of bid deadline.
Graham Partners, Inc.	✓	✓	Reviewing materials today. Aware of bid deadline.
HIG Capital	✓	✓	Late in receiving materials, but notified Mesirow of high level of interest. Aware of bid deadline.
HoMedics, Inc	✓	✓	Been working through their legal advisors, but interest level high. Aware of bid deadline.
Jordan Industries	✓	✓	Very interested, has significant Asian manufacturing operations. Internal meeting today.
Keter Plastics	✓	✓	Israeli plastics manufacturer. Interested. Aware of bid deadline.
Lifetime Hoan Corporation	✓	✓	Spoke to CEO & Board member. No feedback since initial conversation. Aware of bid deadline.
Sun Capital Partners	✓	✓	Aggressive private equity firm. Likes "turnaround/distressed" situations. Aware of bid deadline.
Wilton Industries, Inc.	✓	✓	Met with mgmt team. Could be a difficult one, as it is not overly complementary.
Audax Group	✓		Spoke with VP Bus Dev, interested. Moving along internally. Aware of bid deadline.
Berkshire Partners	✓		Spent time with them on the phone. Could be tough, but will evaluate internally first.
CAC Inc. (Tom Dammeyer)	✓		Private equity group looking to make special situation acquisitions.
Equity Group Investment (Zell/Samstock)	✓		Zell group, reviewing CA. Spoke with Ellen Havdala. They are monitoring the situation.
Groupe SEB SA	✓		Contact via email has been made.
Knape & Vogt Manufacturing Co.	✓		Following up with CEO who was traveling through February.
Electrolux AB			LVM with Executive VP
Fiskars Corporation			LVM with President
Investcorp International			Still have interest.
JP Morgan Partners			Largest shareholder. Have left multiple messages with the private equity group. No feedback yet.
The Shansby Group			Discussing internally first. Followed up last week.
The Stanley Works			LVM for head of business development. No feedback yet.
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Marketing Status Update

Review of Not Interested Parties

Company Name	CA Sent	OM Sent	Comments
Kohlberg & Co./Katy Industries	✓	✓	Concerns about steel and resin prices and competition from Asia.
Saunders Karp & Megrue/Home Organizers	✓	✓	Too commodity. Tough valuation. Does not like the deal "setup" versus management.
Applica Incorporated	✓		Business is too commodity oriented. Lacks pricing power.
Carlyle Group	✓		Too difficult, consumer group not interested.
Fortune Brands	✓		Have not received any meaningful feedback. Assuming not interested. Deal with high level brands.
Golder Hawn Johnson & Morrison, Inc.	✓		Valuation too rich for them.
KPS Special Situation Funds	✓		Would consider backing the CEO.
Leonard Green & Partners, LP	✓		Does not want to compete against CEO. Too difficult.
Newell Rubbermaid	✓		Too busy with Newell restructuring.
Richland, Gordon & Co.	✓		Reviewed public docs and because of Tennant offer, not interested.
SC Johnson & Sons, Inc.	✓		Not interested due to poor gross margins versus its products.
AEA Investors			Only would acquire branded products.
Brockway Moran & Partners, Inc.			Too difficult a situation.
Cravey Green			No interest given, other than tough situation.
Chartwell Investment			Know industry, not interested.
Code Hennessey & Simmons LLC			Does not like supply chain.
Black & Decker Corp.			No response from contact. Assuming not interested.
De'Longhi S.p.A.			No response from contact. Assuming not interested.
Emerson Electric/ Closet Maid			No reason given.
Fiskars Corporation			Checked with US operation. There is no interest.
Freudenberg Household Products			No reason given.
Glencoe Capital			Does not want to compete against CEO. Too difficult.
Goldman Sachs/Berry Plastics			Berry just made other acquisition and is in the midst of integration.
GTCR Golder Rauner, LLC			No interest given.
Helen of Troy Ltd.			In the process of completing other transactions. Do not want to compete with Tennant offer.
Jarden Corporation			Business is too commodity oriented.
Lakeshore Private Equity/Packaging Dynamics			Reviewed public information. Too difficult.
Masco Corporation			Lack of product overlap.
Meyers Industries			Left multiple messages with CEO. No response. Assuming not interested.
Sterilite Corporation			No reason given.
Swander Pace			Looked at it in the past, does not like industry dynamics.
The Clorox Company			Low brand recognition.
Thoma Cressy			Does not fit their plan.
Trivest Partners			Do not like customers, going against management or foreign competition.
Westar Capital/Igloo			Business is too commodity oriented.
Willis Stein & Company			Just not interested. Know a lot about the company.
Wind Point Partners			Overly leveraged.
Zuma Capital Partners, LLC			No reason given.
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Mesirow Financial INVESTMENT BANKING